Deutsche Bank Notes	Filed pursuant to Rule 433 Registration Statement 333-137902 Dated April 14, 2008

Deutsche Bank is committed to giving investors cost-effective and convenient access to sophisticated investment products.

DB Gold Exchange-Traded Notes

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The DB Gold ETNs provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold. All of the DB Gold ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Optimum Yield GoldTM

The DB Gold ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

The DB Gold ETNs are - -
DB Gold Double Short ETN	(Symbol: DZZ)
DB Gold Double Long ETN	(Symbol: DGP)
DB Gold Short ETN	(Symbol: DGZ)

ETN Fund Card
Prospectus

DB Agriculture Exchange-Traded Notes

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The DB Agriculture ETNs provide investors with a cost-effective and convenient way to take a long, short, or leveraged view on the performance of the agriculture sector. All of the DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index - Optimum Yield AgricultureTM.

The DB Agriculture ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

The DB Agriculture ETNs are - -
DB Agriculture Double Short ETN	(Symbol: AGA)
DB Agriculture Double Long ETN	(Symbol: DAG)
DB Agriculture Short ETN	(Symbol: ADZ)
DB Agriculture Long ETN	(Symbol: AGF)

ETN Fund Card

Contact Information
Any questions please call 1-877-369-4617
DB Research
Press Releases and News
March 20, 2008 - Digging gold by doubling down: New Deutsche Bank ETNs that short gold rack up gains on metal's plunge [more]
CNBC 101: Gold ETNs: An outlook on the new gold ETNs, with CNBCs Bob Pisani. [more]
February 28, 2008 - Leveraged And Inverse Gold ETNs Launch [more]

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.